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                                                                   EXHIBIT 10.24

                                    AGREEMENT

         This Agreement effective as of December 13, 1996 is by and between Gordon Laboratories, Inc. ("Gordon"), and Chromatics Color Sciences International, Inc. ("Chromatics).

         WHEREAS, Chromatics has designed and developed a device which analyzes a consumer's skin tone and may be programmed to recommend the foundation cosmetic shades best suited for each particular skin tone (the "Colormate System");

         WHEREAS, Gordon and Chromatics desire to utilize Chromatics's technical expertise in the programming and operation of Colormate Systems for custom blended cosmetic foundations, all of which shall remain the property of Chromatics.

         WHEREAS, the parties intend to set forth the terms and conditions under which Chromatics will make available pursuant to the terms hereof the Colormate System for use in a field test retail program as described herein.

         Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in Schedule 1 hereto.

         NOW, THEREFORE, in consideration of the mutual covenants and terms herein set forth, the parties agree as follows:

I.       Colormate System Lease; Technology License

         1. Unless sooner terminated pursuant to the terms hereof, the term of this Agreement will be from the date hereof until six months after the later of the date (i) Chromatics first notifies Gordon in writing that twenty (20) Colormate Systems are immediately available for shipment for use in the Field Test (the "Ship Notice"), (ii) that Gordon provides the "Final Samples" (as defined in Article II), and (iii) that Gordon provides the twenty (20) Custom Blended Foundation Cosmetic Product Dispensing Systems. During the term of this Agreement, Chromatics shall lease for a term not to exceed the earlier of (i) six months from the date of the lease and (ii) the date of termination of this Agreement or the Field Test to Gordon's customers approved in writing by Chromatics ("Gordon Approved Customers"), pursuant to lease documentation satisfactory to Chromatics, a total of twenty (20) portable briefcase Colormate Systems. In consideration of providing such Colormate Systems, Chromatics shall receive from the "Budget Account" and pursuant to the "Budget" six equal payments of $1,667 each on the first day of each month during the term hereof commencing with the first day of the month following the month in which Chromatics delivers the Ship Notice. Gordon Approved Customers will not be charged any lease or rental fee under such leases for the use of the Colormate Systems during the Term of the Field Test. The Colormate Systems will be available for use by the date of the Ship Notice and will be shipped from Chromatics directly to the Customer Location. One Colormate System shall be provided by Chromatics for each Customer Location and shall be used pursuant to the lease solely at such Customer Location and shall not be used at any other location without


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prior written consent of Chromatics. The leases shall expressly provide that the
Colormate Systems shall be returned directly to Chromatics at the earlier of conclusion of the Field Test, the expiration of the Lease or the termination of this Agreement.

         2. Beginning on the date of the signing of this Agreement and continuing until six months after the later of the date (i) of the Ship Notice,
(ii) Gordon provides the Final Samples, and (iii) Gordon provides the twenty
(20) Custom Blended Foundation Cosmetic Product Dispensing Systems, unless sooner terminated pursuant hereto, Chromatics agrees to grant to Gordon a non-exclusive license solely in the contiguous states of the United States of America for the Colormate Systems, "Software" (as defined in Article II paragraph 1 below) and "Foundation Products Color Formulations" solely for use in the marketing, distribution and sale to Gordon Approved Customers in the "Specialty Store Market" at Customer Locations of Foundation Cosmetic Products manufactured directly by Gordon for Chromatics under the terms specified in this Agreement for a Field Test as described herein.

         The Colormate Systems, Software and Foundation Product Color Forumlations shall remain the property of Chromatics. Gordon acknowledges and agrees that the Colormate Systems, Software, and Foundation Products Color Formulations may not be used in any manner whatsoever by Gordon or by Gordon Approved Customers other than in the Field Test, and may not be used independently of each other. In this regard, and by way of example but without limitation, the Foundation Products Color Formulations may not be used in any manner whatsoever other than in conjunction with formulation and manufacture of the Foundation Cosmetics Products for distribution in the Field Test, the Software may not be used in any manner whatsoever other than in conjunction with the Colormate System for marketing efforts in the Field Test, and the Colormate System and Software may not be used in any manner whatsoever other than in conjunction with making analyses and recommendations in the sale of the Foundation Cosmetic Products in the Field Test. Under no circumstances may the Colormate System, Software or Foundation Product Color Formulations be used to develop, distribute, manufacture, market or sell any cosmetic product other than the Foundation Cosmetic Product for sale in the Field Test. Gordon shall have no right to subcontract, submanufacture, or otherwise retain any third party to manufacture the Foundation Cosmetic Products, and shall not sublicense, assign, pledge, transfer or dispose of in any manner whatsoever the license or any portion thereof granted by Chromatics hereunder.

         3. Beginning on the latest of the date of the Ship Notice, the date Gordon provides the Final Samples, and the date Gordon provides the twenty (20) Custom Blended Foundation Cosmetic Product Dispensing Systems, and continuing for six months thereafter (the "Field Test"), Chromatics shall have available for lease twenty (20) Colormate Systems, appropriately programmed with the Software to recommend Foundation Cosmetic Products manufactured solely by Gordon for Chromatics as required by paragraph 1 of Article II hereof, to Gordon Approved Customers at the Customer Locations based on mutually agreed on criteria. Gordon shall arrange for the schedules and on-site training in the operation of the Colormate Systems of the Gordon Approved Customers personnel at the Customer Locations at Gordon's sole cost and


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expense (but reimbursable as set forth in the Budget), utilizing up to two (2)
Gordon personnel so trained by Chromatics in the operation of the Colormate Systems. Chromatics shall use its best efforts to so train such Gordon personnel prior to the date of the Ship Notice. Chromatics shall not be paid any additional compensation for training up to two (2) such Gordon personnel (provided, however, that the Budget will provide for travel and expenses incurred by Chromatics in training such Gordon personnel); any additional training requirements or the training of additional personnel shall be at rates to be agreed upon by the parties. Prior to any disclosure of any confidential information of Chromatics, including, without limitation, any confidential information contemplated by Article IV hereof, Gordon shall cause those of its personnel and those of the Gordon Approved Customers receiving such training, to enter into confidentiality agreements with Chromatics in the form annexed as
Schedule 2 hereto, and the lease agreement between Chromatics and Gordon Approved Customers.

II.      Field Test

         1. On or before 30 days from the date hereof, Gordon shall provide Chromatics with samples and specifications of basic Foundation Product Formulations to be included in the Field Test, which Foundation Product Formulations must be approved by Chromatics. Chromatics shall be entitled to unilaterally terminate this agreement without penalty pursuant to Article VI hereof by written notice to Gordon if such basic Foundation Product Formulations have not been delivered by Gordon and approved by Chromatics within 60 days of the date hereof. Upon approval, Chromatics shall perform chromaticity studies at Chromatics' expense on the sample to determine the appropriate color compatibilities ("Chromaticity Studies"). Upon completion of the Chromaticity Studies (approximately three (3) months), Chromatics shall provide to Gordon a written report of Foundation Product Color Formulations which report and Foundation Product Color Formulations shall remain the property of Chromatics. Promptly following receipt of such written report (but in no event later than 30 days from such receipt, plus an additional 30 days grace period), Gordon shall provide to Chromatics, for review and approval by Chromatics, such number of samples and reformulation of each Foundation Product Formulation as Chromatics may request, until such samples shall meet Chromatics' specifications for the Foundation Product Color Formulations (the "Final Samples"). Gordon shall not manufacture quantities of any Foundation Cosmetic Products unless and until it has received written notice from Chromatics that, based on the Final Samples, all Foundation Product Formulations meet Chromatics, specifications. Chromatics shall give, Gordon the Ship Notice within 30 days (plus an additional 15 days grace period) of Chromatics receipt of the Final Samples. If Gordon fails to deliver and have available twenty (20) Custom Blended Foundation Cosmetic Product Dispensing Systems by the date of the Ship Notice, or fails to provide Chromatics within thirty (30) days (plus an additional 30 days grace period) following delivery to Gordon of the written report regarding the Chromaticity Studies (but in no event later than the date of the Ship Notice) with Final Samples for all Foundation Product Formulations that meet Chromatic's specifications, Chromatics shall have the right, to unilaterally terminate this Agreement pursuant to Article VI hereof without penalty or liability to either party by written notice to Gordon. In the event that Chromatics has not completed the Chromaticity Studies by April 1, 1997 (plus an additional 15 (days grace


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period), or delivered the Ship Notice within 30 days (plus an additional 15 days grace period) of receipt of the Final Samples, either Chromatics or Gordon may unilaterally terminate this Agreement without penalty or liability to either party pursuant to Article VI hereof on written notice to the other. All Foundation Cosmetic Product manufactured by Gordon under the terms of this Agreement will bear the label of Chromatics and will remain the property of Chromatics. Gordon shall manufacture the initial inventory of Foundation
Cosmetic Product to implement the Field Test, together with, at no additional cost, the bottle, cap, label and packaging, at a price of $1.25 per ounce of Foundation Cosmetic Products, payable solely from the Budget Account (but in an amount not to exceed $8,650) except as set forth in the last sentence of the next paragraph. Gordon shall manufacture additional quantities of such inventory and such related materials as agreed upon by both parties to be needed to implement the Field Test at the same per ounce cost, payable from the Budget Account.

         The suggested wholesale price and retail resale price and other terms of sales of the Foundation Cosmetic Products to be offered to Gordon Approved Customers and their customers, respectively, to the extent not specifically set forth herein, shall be mutually agreed upon by Gordon and Chromatics, including without limitation providing written instructions directing such Gordon Approved Customers to direct payment for Foundation Cosmetic Products invoiced by Gordon to the Budget Account. At the end of the Field Test Chromatics will purchase from Gordon all remaining inventory of Foundation Cosmetic Products manufactured by Gordon under the Budget at a cost of $.625 per ounce of Foundation Cosmetic Products, together with at no additional cost the bottle, cap, label and packaging, dispenser and customer support/sales materials used in connection with the Field Test, but only to the extent that (i) the foregoing have not been invoiced to Gordon Approved Customers, (ii) any such purchase by Chromatics does not exceed $4,325 in the aggregate, (iii) that the funds remaining in the Budget Account are not sufficient therefor, and (iv) any such amount to be paid to Gordon by Chromatics is in excess of amounts otherwise to be paid to Chromatics pursuant hereto as contemplated by the Budget.

         Chromatics shall develop software proprietary to Chromatics recommending appropriate shades of the Foundation Cosmetic Products based on skin tone (the "Software") for distribution and installation in the Colormate Systems. The Software will provide a custom color formulation for each skin tone that may be custom blended (pigments mixed with the basic Foundation Product Formulation colors). At the conclusion of the Field Test, Chromatics shall receive from the Budget Account and pursuant to the Budget in consideration of developing and programming such Software the sum of $10,000.

         2. During the Field Test, Chromatics' at its cost and expense shall maintain and keep in good working order all Colormate Systems used in this test, providing such maintenance is required as a result of normal wear and tear. Each Gordon Approved Customer will insure, pursuant to the terms of the Chromatics lease, the Colormate System for damage or replacement under their existing policies and Chromatics will be named the beneficiary and loss payee under these policies for this purpose. Each Colormate System also will be insured while shipping for its


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replacement cost of $3,500.00 per System; payable to Chromatics, and the cost of all such shipping and insurance will be paid from the Budget Account in conformity with the Budget. In the event any Colormate System is damaged for reasons other than normal wear and tear then Chromatics shall be reimbursed from the insurance carrier.

         3. During the term of this Agreement, Gordon shall provide the following promotional, marketing, distribution, formulations, research and merchandising functions for the consideration indicated below, payable solely from the Budget Account and as set forth in the Budget as being payable to
Gordon:

         a) Design, develop and provide prior to the date of the Ship Notice in quantities necessary, (but in no event fewer than twenty (20)), point of sale packaging and custom blending dispensing system as approved in writing by Chromatics (the "Custom Blended Foundation Cosmetic Product Dispensing System") for Foundation Cosmetic Products to be used at Customer Locations, for consideration as set forth in the Budget (Item #10) (and not in excess of $4,375 in the aggregate).

         b) Provide twenty (20) Customer Locations which will utilize the Chromatics Colormate System and the Foundation Product Color Formulations solely in connection with the sale, utilizing the Custom Blended Foundation Cosmetic Product Dispensing System, of Foundation Cosmetic Products as described herein solely at each such Customer Location for the term of the Field Test, without additional compensation.

         c) Design and supply any supporting promotional literature, to be approved by Chromatics, not to be unreasonably withheld for consideration as set forth in the Budget (Item #2); provided, however, that Chromatics shall in all events have final legal approval.

         d) Supply and distribute the Foundation Cosmetic Product, the supporting promotional literature and the printer paper rolls supplied by Chromatics for computer print-outs in quantities as needed for each Customer Location during the Field Test, without additional compensation. Gordon Approved Customers shall pay to Chromatics $2.00 per roll for each additional roll beyond the first such roll provided by Chromatics

         e) Compile and tabulate research/sales data relating to the Field Test as specified in Exhibit A, without additional compensation other than that approved for personnel in the Budget (Item #1).


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         f)       Provide in-store training for each Customer Location during the Field Test, at Gordon's cost and expense (but reimbursed as set forth in the Budget) (Items #1 and 6) and utilizing Gordon personnel trained by Chromatics as described above.

         g) Provide a name, logo and mechanical art work for the Colormate Systems to be used at Customer Locations. Cost of producing and installing this into the Colormate Systems will be paid to Chromatics as provided in the Budget (Item #3).

         h) Provide Foundation Cosmetic Product tester kits for each of twenty (20) Customer Locations for consideration as provided in the Budget (Item #11).

         i) Provide two (2) Foundation Product Formulations in 10 basic color formulations specified by Chromatics and up to 3 pigment formulations specified by Chromatics (all of which are to be approved by Chromatics and which remain the property of and proprietary to Chromatics and for use only in this Field Test and under the terms of this Agreement) for aggregate consideration of $10,000 payable at the conclusion of the Field Test (Item #13).

         j) Coordinate distribution and sales support and overall customer support during the term of the Field Test, without additional compensation other than as provided in the Budget (Items #1, 2, 4, 6).

         k) Manage overall activities of the Field Test as approved by Chromatics, without additional compensation other than as provided in the Budget (Items #1, 5). Disbursement of Budget items requires joint signatures by Chromatics and Gordon.

         4. If The Field Test has met the requirements set forth in Exhibit A hereto, Chromatics and Gordon intend to enter into good faith negotiations to establish a joint venture under terms acceptable to both parties and which shall include the terms referenced in Exhibit C hereto, it being expressly acknowledged that there are no other obligations or agreements of the parties with respect to the formation of any joint venture or other business arrangement.

III.     Budget Matters

         1. Chromatics and Gordon will each contribute $37,500.00 (the "Initial Payment") to the Budget on the date which is 30 days prior to the date Chromatics reasonably anticipates delivering the Ship Notice (as notified in writing to Gordon by Chromatics), to jointly finance this Field Test. The Budget for the use of these funds including use of any sales income received from the Field Test is attached hereto as Exhibit B. Any sales income generated by the Field Test in excess of Field Test expenses in the Budget and reimbursement to be provided to the parties as set forth herein and pursuant to the Budget shall be shared equally by Chromatics and Gordon. It


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is agreed by the parties that should there be less sales income than projected in the Budget or no sales income received from the Field Test to contribute to the Budget, then each of Gordon and Chromatics will pay, in equal amounts, up to $5,234 each (the "Additional Payment").

         2. In no event will either Gordon or Chromatics be responsible to pay an amount in excess of the sum of the Initial Payment and the Additional Payment unless mutually agreed upon in writing by both parties. Gordon shall be entitled to make payments from the Budget Account to third parties in the amounts specified as set forth in Exhibit D hereto ("Approved Payments"). Any payments from the Budget Account other than Approved Payments (including, without limitation, any payments to either Gordon, Chromatics or their respective affiliates, other than (i) $8,650 to Gordon for initial inventory, (ii) $4,375 t
o Gordon for the Custom Blended Foundation Cosmetic Product Dispensing Systems,
(iii) $10,000 in 6 monthly installments of $1,667 to Chromatics for the Colormate II Systems, and (iv) $2,500 to Chromatics for repackaging the Colormate II Systems, which amounts shall be paid by Gordon without additional consent of Chromatics) shall require the consent of both parties.

IV.      Additional Limitations and Confidentiality

         1. a) Gordon may not grant any rights in any Software, Colormate System or any custom blended foundation (including without limitation any Foundation Product Color Formulation) or any Foundation Cosmetic Product or system utilizing any color formulations or systems of color formulations or pigments provided or disclosed to Gordon by Chromatics or permit anyone else to take credit for the invention, development or design of such Colormate Systems or formulations or pigments without the prior written approval of Chromatics. Gordon acknowledges that the Colormate System and the Software, including, without limitation, the processes, Foundation Product Color Formulations, pigments, custom blended foundation colors, Foundation Cosmetic Product, color formulations or systems of color formulations or pigments, techniques, programs, parts, methods, color chart and swatch pack colors, designs and ideas embodied therein are the proprietary products of Chromatics (and any licensor to Chromatics), shall remain the property of Chromatics (and any such licensor) and are furnished on a strictly confidential basis, for use exclusively in the Field Test provided herein and agrees that no other use shall be made thereof. No title to or ownership of any of the same or any rights therein, including all rights to patents, trade names and copyrights applicable thereto, or any copies thereof, in whole or in part, shall be transferred to Gordon. In addition, Gordon shall keep confidential and use only for the Field Test and under the terms of this Agreement all of the kinds of following information;

         1)   Hardware design, parts, and integration.

         2)   All aspects of software for systems.

         3) Foundation Product Color Formulation, Foundation Color Pigments, Chromaticity Studies, including the results of the Chromaticity Studies.


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         4)   Color Consultant Training Techniques.

         2. a) Nothing in this Agreement will restrict Gordon in the use or treatment of any of Chromatics' confidential information:

                  (a) which is freely available to the public on a unrestricted basis and without violation of any confidentiality obligations prior to the disclosure of same by Chromatics to Gordon; or

                  (b) which can be shown by written contemporaneous records to have been known to Gordon prior to the date of disclosure by Chromatics to Gordon of the same; or

                  (c) after such Chromatics confidential information becomes freely available to the public on an unrestricted basis through no fault of Gordon.

This paragraph shall not limit any patent protection Chromatics may have.

V.       Indemnity

         1. Chromatics shall indemnify and hold Gordon harmless from and against any and all actions, causes of action, claims, demands, liabilities, losses, judgments, damages or expenses and charges which Gordon shall or may at any time incur, sustain, or become subject to by reason of any claim or claims against Gordon arising out of any act or omissions of Chromatics related to this Agreement, or the performance thereof (provided that Chromatics will not be responsible for any of the foregoing attributable to failure to use the Colormate System strictly in accordance with the training and instructions provided by Chromatics) ; provided that Chromatics is given prompt notice of such claims and has the right to manage and control all such claims with attorneys of its own selection.

         2. Gordon shall indemnify and hold Chromatics harmless from and against any and all actions, causes of actions, claims, demands, liabilities, losses, judgments, damages or expenses and charges which Chromatics shall or may at any time incur, sustain, or become subject to by reason of any claim or claims against Chromatics arising out of any act of omission of Gordon related to this Agreement, or the performance thereof, including but not limited to claims regarding: advertising or product claims or promises made by Gordon; consumer use or purchase of Gordon manufactured products, including without limitation Foundation Cosmetics Products; loss of business due to damage to the Colormate Systems in transport and any act which is the responsibility of Gordon as provided in this Agreement; provided, that Gordon is given prompt notice of such claims and has the right to manage and control all such claims with attorneys of its own selection.

VI.      Miscellaneous


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         1. This Agreement will be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof. The parties hereto hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York State or Federal court. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and binding on the parties hereto.

         2. This Agreement will continue in effect until six months after the latest of the date (i) of the Ship Notice, (ii) Gordon delivers the Final Samples, and (iii) Gordon delivers twenty (20) Custom Blended Foundation Cosmetic Product Dispensing Systems, unless earlier terminated pursuant to
Article II hereof by Chromatics or Gordon, as applicable, provided the provisions of Articles IV, V and VI, shall survive the termination of this Agreement. In the event of such termination, all funds in the Budget Account after any required payments to third party suppliers, shall be disbursed to Gordon and Chromatics, in their capacity as creditors in accordance with the Budget, and all other funds in the Budget Account shall be disbursed Fifty Percent (50%) to Chromatics and Fifty Percent (50%) to Gordon. Upon the termination of this Agreement, Gordon will immediately return to Chromatics all documents and materials of Chromatics referred to in Article IV hereof and/or otherwise provided to Gordon or its customers by Chromatics, including, without limitation, the Colormate Systems provided by Chromatics and all documents, including copies, extracts, or derivations thereof prepared by Gordon or such customers, including without limitation any marketing material relating to the Field Test whether or not provided by Chromatics.

         3. Nothing contained herein shall place the parties in the relationship of partners, joint venturers, principal-agent, or employer-employee and neither party shall have any power to obligate or bind the other whatsoever.

         4. None of the terms of this Agreement may be waived or modified, nor may this Agreement be renewed or extended except by express agreement in writing signed by both parties.

         5. All notices which must or may be given pursuant to this Agreement shall be delivered by hand or sent by certified or registered mail in the case of Gordon to-

with a copy to:


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                  Lawrence Braun, Esq.
                  Sheppard, Mullin, Richter & Hampton LLP
                  333 South Hope Street, 48th Floor
                  Los Angeles, California 90071

and in the case of Chromatics to:

                  Mrs. Darby Macfarlane
                  Chromatics Color Sciences International, Inc.
                  5 East 80th St.
                  New York, New York 10021

with a copy to:

                  Eric M. Lerner, Esq.
                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, New York 10022

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


AGREED:
CHROMATICS COLOR SCIENCES
INTERNATIONAL, INC.                       GORDON LABORATORIES, INC.


By: /s/                                   By: /s/
    ---------------------------------         ---------------------------------

Title: President and CEO                  Title: President and CEO
       ------------------------------            ------------------------------



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